Exhibit 99.1

STEWARD HEALTH CARE TO ACQUIRE FIVE HOSPITALS IN THE MIAMI-DADE/SOUTHERN BROWARD AREA FROM TENET HEALTHCARE
Acquisition of Tenet hospitals and hospital-affiliated operations will bring greater access to high-quality care in South Florida
DALLAS, TX (June 16, 2021) – Today, Steward Health Care System, LLC (Steward) and Tenet Healthcare Corporation (NYSE: THC) announced that they have signed a definitive agreement regarding the acquisition by Steward of Tenet’s five hospitals and related hospital operations in the Miami-Dade and Southern Broward counties. The transaction is Steward’s first acquisition since finalizing full physician control and leadership of the organization in the summer of 2020.
Under the terms of the agreement, Steward will purchase five hospitals and their associated physician practices from Tenet for approximately $1.1 billion. The hospitals included in the sale are Coral Gables Hospital, Florida Medical Center, Hialeah Hospital, North Shore Medical Center and Palmetto General Hospital. The agreement also provides that Tenet’s Conifer Health Solutions subsidiary will continue to provide revenue cycle management services to the five hospitals following completion of the transaction. Tenet’s ambulatory facilities operated by United Surgical Partners International (USPI) in these markets will remain with Tenet and are not included in the transaction.
Founded by Ralph de la Torre, MD, who grew up in Florida as the son of Cuban immigrants, Steward Health Care’s physician-controlled and -led model was built to unlock access to the highest-quality care at a sustainable cost. Steward is committed to providing personalized, ongoing medical services that improve patients’ physical, emotional, and mental wellbeing. As integrated care institutions, Steward’s hospitals function on a community model, engaging with local employees and community groups as partners.
“Throughout the COVID pandemic, we have been reminded of the critical role caregivers play in the health and wellness of our patients and our communities. We are eager to offer both patients and healthcare providers in South Florida the full support of the Steward network as we all seek to emerge stronger and healthier from the pandemic,” said Dr. de la Torre. “As a Floridian with close family ties to the area, I am proud of Steward’s significant investment in the people of South Florida, whose tight-knit communities and vibrant diversity have always represented the very best of American culture.”
In addition to Dr. de la Torre, several of Steward’s senior leaders have close ties to South Florida. Those include Dr. Octavio Diaz, Steward’s Chief Medical Officer, who previously practiced in South Florida and worked at several of the acquired facilities, and Mr. Rubén J. King-Shaw, Jr., Steward’s Chief Strategy

Officer, who was the COO for Neighborhood Health Partnership before becoming Florida’s Secretary of the Agency for Health Care Administration under Governor Jeb Bush.

“As community anchors, our five hospitals in the Miami-Dade and Southern Broward counties have earned the trust of patients and physicians alike,” said Ron A. Rittenmeyer, Tenet’s Executive Chairman and CEO. “We are pleased they will become part of Steward Health Care as the Company’s first South Florida network, and we are confident they will continue to thrive.”

Steward’s operations will be directed by Sanjay Shetty, MD, president of Steward North America. Under Dr. Shetty, Steward Health Care is committed to offering employment to all hospital employees in good standing when the transaction is complete, with privileges continuing for all physicians in good standing on the medical staff. The transaction is anticipated to close in the third quarter of this year, subject to regulatory approvals and customary closing conditions.

“Steward’s physician-led model was built to put care back in the hands of the caregivers,” said Dr. Shetty. “We are looking forward to focusing on investments in infrastructure and new technology, as well as growing the physician network to make it even easier for patients and health care professionals to access and provide the care they deserve.”

This transaction will bring Steward’s total hospital count to 44 worldwide and more than double its presence in Florida as the five new facilities join Melbourne Regional Medical Center, Rockledge Regional Medical Center, and Sebastian River Medical Center on Florida’s Space Coast. Steward’s extensive network of hospitals, urgent care centers, skilled nursing facilities and substantial behavioral health services annually serves more than 12.3 million patients across the United States, Colombia and Malta through its more than 5,500 providers and 43,000 health care professionals.

Cautionary Statement (Tenet Healthcare)
This release contains “forward-looking statements” - that is, statements that relate to future, not past, events. In this context, forward-looking statements often address Tenet’s expected future business and financial performance and financial condition, including statements relating to the timing of the transaction and its expected outcome, benefits and success, and often contain words such as “expect,” “anticipate,” “assume,” “believe,” “budget,” “estimate,” “forecast,” “intend,” “plan,” “predict,” “project,” “seek,” “see,” “target,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Particular uncertainties that could cause Tenet’s actual results to be materially different than those expressed in the Company's forward-looking statements include, but are not limited to, the impact of the COVID-19 pandemic and other factors disclosed under “Forward-Looking Statements” and “Risk Factors” in our Form 10-K for the year ended December 31, 2020, any subsequent Form 10-Q filings and other filings with the Securities and Exchange Commission.

About Steward Health Care

Steward Health Care’s physician-owned and -led business model was built to unlock access to the highest-quality care at a sustainable cost, committed to providing personalized, ongoing medical services that positively impact patients’ physical, emotional, and mental wellbeing.

Founded in 2010 by Ralph de la Torre, M.D., Steward Health Care is the largest physician-owned health care network with more than 5,500 providers and 43,000 health care professionals empowering the health and wellness journey of 12.3 million patients a year through its extensive global network of hospitals, urgent care centers, skilled nursing facilities and substantial behavioral health services.

Based in Dallas, Steward currently operates 39 hospitals around the world, including 34 across Arizona, Arkansas, Florida, Louisiana, Massachusetts, Ohio, Pennsylvania, Texas and Utah, as well as five internationally within Malta and Colombia. For more information, visit www.steward.org.

About Tenet Healthcare
Tenet Healthcare Corporation (NYSE: THC) is a diversified healthcare services company headquartered in Dallas with 108,000 employees. Through an expansive care network that includes United Surgical Partners International, we operate 65 hospitals and more than 450 other healthcare facilities, including surgical hospitals, ambulatory surgery centers, imaging centers and other care sites and clinics. We also operate Conifer Health Solutions, which provides revenue cycle management and value-based care services to hospitals, health systems, physician practices, employers and other clients. Across the Tenet enterprise, we are united by our mission to deliver quality, compassionate care in the communities we serve. For more information, please visit www.tenethealth.com.

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NOTE TO MEDIA: Interviews with Steward spokespeople are available upon request. Please contact Jen Crichton, Vice President of Communications, at jennifer.crichton@steward.org or 469-341-8894.

Contacts for Tenet Healthcare: (Investors) Regina Nethery at 469-893-6692 or Regina.Nethery@tenethealth.com, (Media) Lesley Bogdanow at 469-893-2640 or mediarelations@tenethealth.com

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